UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/08/2018

Knoll, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Christopher M. Baldwin:

On October 8, 2018, Knoll, Inc. (the "Company") announced that Christopher M. Baldwin has been named Chief Operating Officer and President of Knoll Office, effective immediately. Mr. Baldwin will report to the Company's Chairman and Chief Executive Officer, Andrew B. Cogan.

Preceding his appointment, Mr. Baldwin, age 45, served as the President - Kitchen & Bath Americas, a business unit of Kohler Company, a title he held since August 2016. Prior to that, Mr. Baldwin held the title of President, Global Faucets from 2013 until 2016, and various other titles during his tenure with Kohler, which began in 2005. Mr. Baldwin also is currently a Director of IDEAL Industries, Inc.

Mr. Baldwin will be paid a base salary of $550,000 per annum. He also will participate in the Knoll annual non-equity incentive bonus program, with an annual target bonus opportunity of $400,000. Payout under this program is discretionary; however, Mr. Baldwin is guaranteed a bonus of at least $100,000 for 2018. Mr. Baldwin also will receive a $100,000 signing bonus payable no earlier than thirty (30) days after the commencement of his employment. Mr. Baldwin also is entitled to a relocation allowance of $80,000, fifty percent (50%) of which is payable within thirty (30) days after commencement of employment and the balance of which is payable upon the completion of his move to Pennsylvania.

Mr. Baldwin also will receive 11,500 restricted shares and 6,500 performance-based restricted stock units under the Company’s stock incentive plans. The restricted shares will cliff vest on the third anniversary of the date of grant. Fifty percent (50%) of the restricted stock units will only vest if the Company exceeds a three-year cumulative profit target and fifty percent (50%) vest only if the Company’s total shareholder return exceeds the median of a peer group selected by the Company’s Compensation Committee. Based on Mr. Baldwin’s commencement date and the Company’s normal equity grant practices, it is expected that the grant date for these equity awards will be in early November 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: October 8, 2018	By:	/s/ Michael A. Pollner
Michael A. Pollner
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary